UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2022

TerrAscend Corp.

(Exact name of Registrant as Specified in Its Charter)

Canada	000-56363	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3610 Mavis Road
Mississauga, Ontario, Canada		L5C 1W2
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 855 837-7295

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	TRSSF	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2022, subsidiaries of TerrAscend Corp., an Ontario Corporation (“TerrAscend”), TerrAscend NJ LLC, a New Jersey limited liability company (“TerrAscend NJ”), HMS Processing LLC, a Maryland limited liability company, HMS Hagerstown, LLC, a Delaware limited liability company, and HMS Health, LLC, a Maryland limited liability company (collectively, the “Borrower”), entered into a Loan Agreement (the “Loan Agreement”) with Pelorus Fund REIT, LLC (the “Lender”). Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings ascribed to them in the Loan Agreement.

The Loan Agreement provides for a single-draw senior secured term loan (the “Loan”) in an aggregate principal amount of $45,478,000. The proceeds of the Loan may be applied towards the payment of certain construction work, general corporate purposes of TerrAscend and its subsidiaries and to pay fees and expenses required under the Loan Agreement. The Loan is guaranteed by TerrAscend, TerrAscend USA Inc., a Delaware corporation, Well and Good, Inc., a Delaware corporation (“Well and Good”), and WBD Holding MD, Inc., a Maryland corporation (“WDB Holding”).

Pursuant to the Loan Agreement, the maturity date for the Loan is October 11, 2027. Interest accrues on the Loan at a rate of one-month SOFR (subject to a 2.5% floor) plus 9.5% and is payable monthly. Amortization Payments are payable monthly from and after the thirty-sixth monthly interest payment.

The collateral securing the payment and performance of the obligations under the Loan consists of a first priority security interest in the assets of each Borrower, including the real property located in Boonton, New Jersey, Phillipsburg, New Jersey and Hagerstown, Maryland, including improvements and personal property thereon. Well and Good and WDB Holding also pledge their respective equity interests in the Borrower.

The Loan Agreement includes customary representations and covenants for financing transactions of this nature, including, among others, restrictions on the incurrence of debt, granting of encumbrances, fundamental changes and reporting covenants. The Loan Agreement also contains a covenant to comply with a debt service coverage ratio of 1.75:1.00 and the failure to comply therewith triggers an obligation to sweep certain amounts into a blocked account, and not an event of default.

An event of default under the Loan Agreement includes, among other events, failure to pay, breach of certain covenants, insolvency, failure to pay property taxes and maintain insurances, material adverse effect, Change of Control and cross-default and judgments, in each case subject to customary exceptions and thresholds.

In connection with its entry into the Loan Agreement, on October 11, 2022, TerrAscend entered into a promissory note (the “Promissory Note”) with TerrAscend NJ and BWH NJ LLC, a New Jersey limited liability company and Blue Marble Ventures LLC, a New Jersey limited liability company (BWH NJ LLC and Blue Marble Ventures LLC, collectively, the “Minority Members”), pursuant to which TerrAscend NJ agreed to pay to the Minority Members the principal sum of $25,000,000 in the event the Lender under the Loan Agreement accelerates the Loan or takes any affirmative action to exercise its rights under the mortgage granted by TerrAscend NJ in favor of the Lender in respect of real property located in Boonton, New Jersey and Phillipsburg, New Jersey (the "Triggering Event"). If the Triggering Event were to occur and if TerrAscend NJ fails to pay all amounts due and payable under the Promissory Note within 90 days, TerrAscend agrees to issue to the Minority Members shares of its common stock having a value equal to the amount (if any) unpaid by TerrAscend NJ to the Minority Members pursuant to the Promissory Note (the “TerrAscend Share Issuance”), calculated in accordance with a five trading day closing price average immediately following the Triggering Event. Assuming the formula was applied using the five trading days prior to the signing of the Loan Agreement, the maximum number of shares issuable in the TerrAscend Share Issuance would be 16,425,540 shares.

The foregoing descriptions of the Loan Agreement and the Promissory Note are qualified in their entirety by reference to the full text of the Loan Agreement and the Promissory Note, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 under subheading “Loan Agreement” above is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 regarding the Promissory Note above is incorporated by reference into this Item 3.02.

Any securities issued to the Minority Members as a part of the TerrAscend Share Issuance will be issued in reliance on the exemption from registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 of Regulation D promulgated under the Securities Act. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TerrAscend Corp.

Date:	October 12, 2022	By:	/s/ Keith Stauffer
Keith Stauffer Chief Financial Officer